March 3, 2000


Mr. Herbert J. Zarkin
3345 Michelson Drive
Irvine, CA 92612


                           Re: Letter Agreement


Dear Herb:

The purpose of this letter is to make certain amendments to the Employment Agreement dated as of July 27, 1997 between you and HomeBase, Inc., (the "Employment Agreement") with such amendments to be effective March 3, 2000, as follows:

1. Paragraph 2 (a) of the Employment Agreement shall be amended and restated in full to read as follows:


         (a) Nature of Services. Executive shall diligently perform the duties and the responsibilities of Chairman of the Board of Directors, President, and Chief Executive Officer of the Company and such additional duties and responsibilities as an employee of the Company as shall from time to time be agreed by him and the Board.

2. The first sentence of Paragraph 2(b) of the Employment Agreement shall be amended and restated in full to read as follows:

         Executive shall devote approximately one-half (1/2) of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement, provided that, to the extent of any conflicts between the time required to be devoted under this Agreement and under the BJI Employment Agreement, the Employee shall allocate his time between the Company and BJI in such manner as he and the Company's Executive Compensation Committee deem reasonably appropriate under the circumstances.



In all other respects the Employment Agreement is ratified, confirmed and approved.

Sincerely,
HomeBase, Inc.


By:  /s/ John D. Barr
     ---------------------------
         John D. Barr
         Chairman, Executive Compensation Committee,
         on behalf of the Board of Directors

ACCEPTED AND AGREED TO:


     /s/Herbert J Zarkin
     ---------------------------
         Herbert J Zarkin
         Dated: March 3, 2000